                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                        THERMOELASTIC TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)

                               Colorado 84-1316284
                               -------- ----------
                  (State or other jurisdiction of (IRS Employer
              incorporation or organization) Identification Number)

                     5446 Canvasback Road, Blaine, WA 98230
                     --------------------------------------
               (Address of principal executive offices)(Zip Code)

                           Consultant Stock Plan 2002
                              (Full Title of Plan)

                         Kenneth B. Liebscher, President
                        ThermoElastic Technologies, Inc.
                              5466 Canvasback Road
                                Blaine, WA 98230
                                 (360) 371-5061
           (Name, address and telephone number of agent for service.)

IF ANY OF THE SECURITIES BEING REGISTERED ON THIS FORM ARE TO BE OFFERED ON A
DELAYED OR CONTINUOUS BASIS PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF
1933, OTHER THAN SECURITIES OFFERED ONLY IN CONNECTION WITH DIVIDEND OR
REINVESTMENT PLAN, CHECK THE FOLLOWING BOX; [X]

                             CALCULATION OF REGISTRATION FEE

                                                         Proposed
                                       Proposed          maximum
Title of securities  Amount to be      maximum offering  aggregate offering   Amount of
to be registered     registered        price per share   price                registration fee
-------------------  ----------------  ----------------  -------------------  ----------------

Common Stock(1)     40,000,000 shares       $.048          $1,920,000             $176.64

(1) Includes shares that may be issued under Options granted by the Company.

(2) Computed pursuant to Rule 457 solely of the purpose of calculating the registration fee and not as a representation as to any actual or proposed price.
The fee is based upon the average of the closing bid and ask price of the common stock, $.048, reported on the NASD Bulletin Board for April 23, 2002.

                                   PROSPECTUS

                        THERMOELASTIC TECHNOLOGIES, INC.
                              5466 Canvasback Road
                                Blaine, WA 98230
                                 (360) 371-5061

                       (40,000,000 Shares of Common Stock)

This Prospectus relates to the offer and sale by ThermoElastic Technologies,
Inc., a Colorado corporation (the "Company" or "ThermoElastic") of shares of its
$.0001 par value per share common stock (the "Common Stock") to certain consultants (the "Consultants") for payment of services. The Company is registering hereunder and then issuing, upon receipt of adequate consideration therefor as determined by the Board of Directors, to the Consultants, shares of
Common Stock in consideration for services to be performed under the respective agreements (shares may also be issued subject to options to be negotiated).

The Common Stock is not subject to any restriction on transferability.
Recipients of shares other than persons who are "affiliates" of the Company within the meaning of the Securities Act of 1933 (the "Act") may sell all or part of the shares in any way permitted by law, including sales in the over-the-
counter market at prices prevailing at the time of such sale. Of the shares registered hereunder, there are no shares being registered for affiliates of the
Company. An affiliate is any director, executive officer or controlling shareholder of the Company or any of its subsidiaries. An "affiliate" of the
Company is subject to Section 16(b) of the Securities Exchange Act of 1934, as
amended (the "Exchange Act"). If an Employee who is not now an "affiliate"
becomes an "affiliate" of the Company in the future, he would then be subject to
Section 16(b) of the Exchange Act. (See "General Information - Restrictions on
Resales").

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
CRIMINAL OFFENSE.

     The date of this Prospectus is April 25, 2002.

This Prospectus is part of a Registration Statement which was filed and became effective under the Securities Act of 1933, as amended (the "Securities Act"), and does not contain all of the information set forth in the Registration
Statement, certain portions of which have been omitted pursuant to the rules and regulations promulgated by the U.S. Securities and Exchange Commission (the
"Commission") under the Securities Act. The statements in this Prospectus as to the contents of any contracts or other documents filed as an exhibit to either the Registration Statement or other filings by the Company with the Commission are qualified in their entirety by the reference thereto.

A copy of any document or part thereof incorporated by reference in this
Prospectus but not delivered herewith will be furnished without charge upon written or oral request. Requests should be addressed to: ThermoElastic
Technologies, Inc., 5466 Canvasback Road, Blaine, WA 98230, (360) 371-5061.

The Company is subject to the reporting requirements of the Exchange Act and in accordance therewith files reports and other information with the Commission.
These reports, as well as the proxy statements, information statements and other information filed by the Company under the Exchange Act may be inspected and copied at the public reference facility maintained by the Commission at 450
Fifth Street, N.W., Washington, D.C. 20549. Copies may be obtained at the prescribed rates. The Company's stock has been traded on the over-the-counter market since the fourth quarter of 2000 and is currently reported by the
National Quotation Bureau Electronic Bulletin Board.

No person has been authorized to give any information or to make any representation, other than those contained in this Prospectus and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company. This prospectus does not constitute an offer or a solicitation by anyone to any person in any state, territory or possession of the United States in which such offer or solicitation is not authorized by the laws thereof, or to any person to whom it is unlawful to make such offer or solicitation.

Neither the delivery of this Prospectus or any sale made hereunder shall, under any circumstances, create an implication that there has not been a change in the affairs of the Company since the date hereof.

          PART I - INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
          -------------------------------------------------------------

Item 1 - Plan Information
-----------------------------

Pursuant to Rule 428(b)(1), the information required by Part I is included in documents sent or given to each consultant of Thermoelastic Technologies, Inc., a Colorado corporation (herein "Registrant" or "Company" or "Thermoelastic").

Item 2 - Registrant Information and Employee Plan Annual Information
-----------------------------------------------------------------------------

Plan participants have been advised of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of
Part II of this registration statement, and that these documents are incorporated by reference in the prospectus, and the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 424 (b). The address (to the attention of the
President of the Company) and telephone number to which the request is to be directed is as follows: ThermoElastic Technologies, Inc., 5466 Canvasback
Road, Blaine, WA 98230, (360) 371-5061.

          PART II - INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
          ------------------------------------------------------------

Item  3  -  Incorporation  of  Documents  by  Reference
-------------------------------------------------------

The following documents are incorporated by reference to this Registration
Statement and made a part hereof:

     (a)  the  Registrant's  Form SB-2,  December,  1999,  including  all amendments, the Registrant's latest Annual Report on Form 10-KSB, for the fiscal year ended September 30, 2001 including exhibits, filed under Section 13 or 15(d)
of the Securities Act of 1934, as amended (the  "Exchange  Act"),  including all amendments;

     (b) all other reports, including amendments, filed by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act since the end of the fiscal year covered by the Registrant document referred to in (a) immediately above, including, without limitation, Forms 10-QSB, and 8-K;

All documents subsequently filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this
Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration
Statement.

Item 4 Description of Securities
------------------------------------

No description of the class of securities (i.e., the $.0001 par value common stock) is required under this item because the Common Stock is registered under Section 12 of the Exchange Act.

Item 5 Interests of Named Experts and Counsel
----------------------------------------------------

Not Applicable.

Item 6 Indemnification of Directors and Officers
-------------------------------------------------------

ThermoElastic shall indemnify to the fullest extent permitted by, and in the manner permissible under the laws of the State of Colorado, any person made, or threatened to be made, a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he is or was a director or officer of ThermoElastic, or served any other enterprise as director, officer or employee at the request of ThermoElastic. The Board of
Directors, in its discretion, shall have the power on behalf of ThermoElastic to indemnify any person, other than a director or officer, made a party to any action, suit or proceeding by reason of the fact that he/she is or was an employee of ThermoElastic.

Pursuant to ThermoElastic's bylaws, ThermoElastic shall have the right to indemnify , to purchase indemnity insurance for, and to pay and advance expenses to, Directors, Officers and other persons who are eligible for, or entitled to, such indemnification, payments or advances, in accordance with and subject to the provisions of The Colorado Business Corporation Act and any amendments thereto, to the extent such indemnification, payments or advances are either expressly required by such provisions or are expressly authorized by the Board of Directors within the scope of such provisions. The right of ThermoElastic to indemnify such persons shall include, but not be limited to, the authority of
ThermoElastic to enter into written agreements for indemnification with such persons.

Subject to the provisions of Colorado Revised Civil Statues and any amendments thereto, a Director of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages for an act or omission in the Director's capacity as a Director, except that this provision does not eliminate or limit the liability of a Director to the extent the Director is found liable for:

1) a breach of the Director's duty of loyalty to the Corporation or its shareholders;

2) an act or omission not in good faith that constitutes a breach of duty of the
Director to the Corporation or an act or omission that involves intentional misconduct or a knowing violation of the law;

3) a transaction from which the Director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the
Director's office; or

4) an act or omission for which the liability of a Director is expressly provided by an applicable statute.

The foregoing is a summary and is subject to the actual provisions of the cited sources.

In  the  opinion  of the Securities and Exchange Commission, indemnification for liabilities  arising  under  the  Securities  Act  of 1933 is contrary to public policy  and,  therefore,  is  unenforceable.

Item  7.  Exemption  from  Registration  Claimed.
----------------------------------------------------

Not  Applicable.

Item  8.  Exhibits.
---------------------

See  -  Exhibits  and  Exhibit  Index  below.

Item  9.  Undertakings.
-------------------------

a. The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the
Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424 (b) (Sec.230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20%
change in the maximum aggregate offering price set forth in the
"Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, That paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3 (Sec.239.13 of this chapter) or Form S-8 (Sec.239.16b of this chapter) or Form F-3
(Sec.239.33 of this chapter), and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of
1934 that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities
Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       b. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d)
of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       c. Insofar as indemnification for liabilities arising under the Securities
Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and
Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Blaine, State of Washington on April 25, 2002.

                                              THERMOELASTIC TECHNOLOGIES, INC.

                                              By: /s/ Kenneth B. Liebscher
                                                 -------------------------------
                                                 Kenneth B. Liebscher, President

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated:

April 25, 2002                              /s/ Kenneth B. Liebscher
                                              ----------------------------------
                                              Kenneth B. Liebscher, Director

April 25, 2002                              /s/ Fred Heaps
                                              ----------------------------------
                                              Fred Heaps, Director

April 25, 2002                              /s/ Dennis Epstein
                                              ----------------------------------
                                              Dennis Epstein, Director

April 25, 2002                              /s/ Bonnie D. Walton
                                              ----------------------------------
                                              Bonnie D. Walton, Director

April 25, 2002                              /s/ Izchak Barzilay
                                              ----------------------------------
                                              Izchak Barzilay, Director

                    U. S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    EXHIBITS
                                       TO
                                    FORM S-8
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                         THERMOELASTIC TECHNOLOGIES, INC.
                                 ---------------
                                  EXHIBIT INDEX
                                  -------------

No.     Description                             Document                   Page
-------------------------------------------------------------------------------
4      Instruments Defining Rights of Securities Holders

4.1                                             Articles of Incorporation    *
4.2                                             Bylaws                       *

5      Opinion re:  Legality                    Letter                       E-1

23     Consents of Experts and Counsel

23.1                                            Legal Consent                E-1
23.2                                            Accountants Consent          E-3

10     Additional  Exhibits

10.1                                            Plan                         E-2

--------------------

* Incorporated by reference to the Company's Form SB-2, as amended by any subsequent filings, on file with the SEC.